Exhibit 99.1

Prime Medicine Reports First Quarter 2026 Financial Results and Provides Business Updates
-- On track to file IND and/or CTA for PM577 in Wilson Disease in H1 2026 and for PM647 in AATD mid-2026; initial clinical data from both programs expected in 2027 --
-- Continued regulatory dialogue with the FDA toward BLA filing for PM359 in CGD --
-- Strengthened leadership team with appointment of Svetlana Makhni as Chief Financial Officer --
-- Cash, cash equivalents, investments, and restricted cash of $149.2 million as of March 31, 2026, providing cash runway into 2027 --
Cambridge, Mass., May 7, 2026 – Prime Medicine, Inc. (Nasdaq: PRME), a biotechnology company committed to delivering a new class of differentiated one-time curative genetic therapies, today reported financial results for the quarter ended March 31, 2026 and provided a business update.
“Prime Medicine continues to execute with clear momentum and a focused strategy designed to deliver on the transformative potential of Prime Editing,” said Allan Reine, M.D., Chief Executive Officer of Prime Medicine. “We remain on track to file regulatory applications for PM577 in Wilson Disease in the first half of this year, and for PM647 in AATD mid-year, bringing two of our most advanced programs to the brink of clinical entry, with initial data from both expected in 2027. In parallel, we continue to progress toward a potential BLA filing for PM359, which, if successful, would bring a one-time, potentially curative therapy to people living with CGD, who today face a lifetime of debilitating infections and limited treatment options. With a strengthened leadership team and a continued commitment to disciplined capital allocation, we believe Prime Medicine is well positioned to execute across our pipeline and unlock the broad promise of Prime Editing for patients.”
Prime Medicine’s Pipeline:
Prime Medicine is currently advancing in vivo programs to cure two of the largest genetic liver diseases, Wilson Disease (WD) and Alpha-1 Antitrypsin Deficiency (AATD). Prime Medicine expects to file an Investigational New Drug application (IND) and/or Clinical Trial Application (CTA) for PM577 in WD in the first half of 2026 and for PM647 in AATD in mid-2026; initial clinical data from both programs are expected in 2027.
Prime Medicine is also advancing an in vivo Cystic Fibrosis (CF) program with support from the Cystic Fibrosis Foundation, and efforts to develop Prime Edited CAR-T products for hematology, immunology and oncology in partnership with Bristol Myers Squibb. Additionally, following positive proof-of-concept data from the first two patients treated in its Phase 1/2 study of PM359 for the treatment of Chronic Granulomatous Disease (CGD), Prime Medicine continues to engage in regulatory dialogue with the U.S. Food and Drug Administration (FDA) toward a potential Biologics License Application (BLA) filing for PM359.
Recent Corporate Updates:
In April 2026, Prime Medicine announced the appointment of Svetlana Makhni as Chief Financial Officer (CFO). Ms. Makhni brings over 20 years of experience across biotechnology and healthcare CFO and investment banking roles, and will oversee Prime Medicine’s financial operations and strategy, including investor relations, and financial planning and analysis.
Upcoming Presentation:
Today, Prime Medicine announced that it will present new preclinical data for its Wilson Disease program at the American Society of Gene & Cell Therapy (ASGCT) 2026 Annual Meeting (May 11-15 in Boston, MA). Details of the oral presentation are as follows:
•Session: Translational Gene Therapy and Editing in Storage Disorders

•Presentation ID: 78
•Presentation Title: Prime Editing Enables Precise and Efficient Correction of ATP7B Mutations and Restoration of Copper Homeostasis in Wilson Disease Models
•Presentation Date and Time: May 12th, 2026 at 11:30AM EST
First Quarter 2026 Financial Results
•Research and Development (R&D) Expenses: R&D expenses were $34.1 million for the three months ended March 31, 2026, as compared to $40.6 million for the three months ended March 31, 2025. The decrease in R&D expenses was driven primarily by Prime Medicine’s strategic focus on advancing its in vivo liver franchise, deprioritization of its CGD program, and a reduction in R&D personnel resulting from the workforce reduction. This decrease was partially offset by an increase in clinical expense as Prime Medicine advances its WD and AATD programs.
•General and Administrative (G&A) Expenses: G&A expenses were $17.4 million for the three months ended March 31, 2026, as compared to $13.3 million for the three months ended March 31, 2025. The increase in G&A expenses was primarily driven by arbitration-related legal expenses, offset by a decrease in personnel costs resulting from the workforce reduction announced in May 2025.
•Net Loss: Net loss was $49.1 million for the three months ended March 31, 2026, as compared to $51.9 million for the three months ended March 31, 2025.
•Cash Position: As of March 31, 2026, cash, cash equivalents, investments, and restricted cash were $149.2 million, as compared to $191.4 million as of December 31, 2025.
Financial Guidance
Based on its current operating plans, Prime Medicine expects that its cash, cash equivalents and investments as of March 31, 2026 will be sufficient to fund its operating expenses and capital expenditure requirements into 2027.
About Prime Medicine
Prime Medicine is a leading biotechnology company dedicated to creating and delivering the next generation of gene editing therapies to patients. The Company is deploying its proprietary Prime Editing platform, a versatile, precise and efficient gene editing technology, to develop a new class of differentiated one-time curative genetic therapies. Designed to make only the right edit at the right position within a gene while minimizing unwanted DNA modifications, Prime Editors have the potential to repair almost all types of genetic mutations and work in many different tissues, organs and cell types. Taken together, Prime Editing’s versatile gene editing capabilities could unlock opportunities across thousands of potential indications.
Prime Medicine is currently progressing a diversified portfolio of investigational therapeutic programs organized around our core areas of focus: liver, lung, and immunology and oncology. Across each core area, Prime Medicine is focused initially on a set of high value programs, each targeting a disease with well-understood biology and a clearly defined clinical development and regulatory path, and each expected to provide the foundation for expansion into additional opportunities. Over time, the Company intends to maximize Prime Editing’s broad and versatile therapeutic potential, as well as the modularity of the Prime Editing platform, to rapidly and efficiently expand beyond the diseases in its current pipeline, potentially including additional genetic diseases, immunological diseases, cancers, infectious diseases, and targeting genetic risk factors in common diseases, which collectively impact millions of people. For more information, please visit www.primemedicine.com.
From time to time Prime Medicine may use its website, its X, formerly Twitter, account (@PrimeMedicine) or its LinkedIn profile at https://www.linkedin.com/company/prime-medicine to distribute material information. Its financial and other material information is routinely posted to and accessible on the Investors section of its website, available at www.primemedicine.com. Investors are encouraged to review the Investors section of its website because the Company may post material information on that site that is not otherwise disseminated by the Company.

Information that is contained in and can be accessed through the Company’s website or its social media is not incorporated into, and does not form a part of, this press release.
© 2026 Prime Medicine, Inc. All rights reserved. PRIME MEDICINE, the Prime Medicine logos, and PASSIGE are trademarks of Prime Medicine, Inc. All other trademarks referred to herein are the property of their respective owners.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements about Prime Medicine’s beliefs and expectations regarding: the significance of data from its Phase 1/2 trial of PM359; the ongoing regulatory interactions with the FDA based on the data from its Phase 1/2 trial of PM359 and the outcomes of any such interactions, including its plan to submit a BLA for PM359 following final alignment with the FDA; the continued development and advancement of its WD, AATD and CF programs, including the anticipated timing of filing an IND and/or CTA application for its WD program in the first half of 2026 and for its AATD program in mid-2026, and initial clinical data for both programs in 2027; the potential of PM359 to address the unmet medical need for patients with CGD; the potential of Prime Editing to correct the causative mutations of, and to cure, diseases, including WD, AATD, CF and CGD; the partnership with Bristol Myers Squibb and the Cystic Fibrosis Foundation and the intended and potential benefits thereof; its expectations regarding the breadth of Prime Editing technology and the implementation of its strategic plans for its business, programs, and technology; the modularity of the Prime Editing platform and the benefits thereof; the potential impacts of Ms. Makhni’s appointment as CFO of the Company; the potential of Prime Editing to unlock opportunities across thousands of potential indications; and its expected cash runway.
Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: uncertainties related to Prime Medicine’s product candidates entering clinical trials; the authorization, initiation, and conduct of preclinical and IND-enabling studies and other development requirements for potential product candidates, including uncertainties related to opening INDs and obtaining regulatory approvals; risks related to the development and optimization of new technologies, the results of preclinical studies, or clinical studies not being predictive of future results in connection with future studies; the scope of protection Prime Medicine is able to establish and maintain for intellectual property rights covering its Prime Editing technology; Prime Medicine’s ability to identify and enter into future license agreements and collaborations; Prime Medicine’s expectations regarding the anticipated timeline of its cash runway and future financial performance; and general economic, industry and market conditions. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Prime Medicine’s most recent Annual Report on Form 10-K, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Prime Medicine’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Prime Medicine explicitly disclaims any obligation to update any forward-looking statements subject to any obligations under applicable law. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Contacts

Gregory Dearborn
Prime Medicine
857-209-0696
gdearborn@primemedicine.com

Hannah Deresiewicz
Precision AQ
212-362-1200
hannah.deresiewicz@precisionaq.com

Condensed Consolidated Balance Sheet Data
(unaudited)

(in thousands)	March 31, 2026	December 31, 2025
Cash, cash equivalents, and investments	$135,497	$177,680
Total assets	$294,730	$342,733
Total liabilities	$218,030	$221,865
Total stockholders’ equity	$76,700	$120,868

Condensed Consolidated Statement of Operations
(unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2026	2025
Revenue:
Collaboration revenue — related party	$856	$1,454
Operating expenses:
Research and development	34,105	40,562
General and administrative	17,405	13,284
Total operating expenses	51,510	53,846
Loss from operations	(50,654)	(52,392)
Other income:
Interest income	1,021	1,182
Accretion (amortization) of investments	460	339
Change in fair value of short-term investment — related party	—	(1,056)
Other income, net	51	37
Total other income, net	1,532	502
Net loss attributable to common stockholders	$(49,122)	$(51,890)
Net loss per share attributable to common stockholders, basic and diluted	$(0.28)	$(0.40)
Weighted-average common shares outstanding, basic and diluted	177,096,225	130,884,490